Exhibit 99.1

AspenBio Pharma Announces Successful Resolution of Hurst Litigation

CASTLE ROCK, CO., April 18, 2006 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for both animals and humans, announced today that a settlement agreement and release has been finalized ending the litigation with Roger Hurst (“Hurst”) and Diane Newman (“Newman”).

On Friday, April 14, 2006, the court issued a Preliminary Injunction Order granting AspenBio’s request for injunctions and restraining orders prohibiting Hurst and Newman from using Company trade secrets. This followed the hearing on AspenBio’s Complaint and Motion for Temporary Restraining Order and Preliminary Injunction.

On Monday, April 17, 2006, Hurst and Newman entered into a Settlement Agreement and Release (“Agreement”) and Stipulated Permanent Injunction and Order (“Injunction”) with AspenBio to settle the litigation between the parties. The Agreement resolves the issues among the parties providing that: (i) the litigation will be dismissed; (ii) the parties mutually release each other; (iii) the parties pay their own costs and expenses; and (iv) the Company agrees to make an advance $100,000 payment of principal on the approximate $687,000 note payable to Hurst, due June 2008. The approximate $687,000 note payable ($587,000 after the advance payment) to Hurst and the debt guaranties made by Hurst remain in place, and the Hurst employment agreement remains terminated, by virtue of the general release under the Agreement.

        1.     The Injunction, subject to final court approval, provides a five year prohibition against Hurst and \ or Newman disclosing, conducting any research, engaging in, participating, or promoting any business which relates to the design, process, procedure, formula, confidential business, or financial information, confidential listing of names, addresses, or telephone numbers relating to certain products and also provides a three year prohibition against them for all other business and products of AspenBio.

        “We are very pleased to have this matter resolved and believe that the Judge’s favorable ruling in the preliminary hearing paved the way for the settlement.” quoted CEO Richard Donnelly. He went on to say “With this matter behind us, we can now focus 100% of our time and resources on our product development activities and enhancing shareholder value.”

About AspenBio Pharma

AspenBio Pharma, Inc. is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and others that have large worldwide market potential. The company was founded to produce purified proteins for diagnostic applications and is now a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. The company has also created an early pregnancy status diagnostic for dairy cows which is currently in late-stage development and is also working on a blood test to assist in the diagnosis or rule out of appendicitis in humans. Company: www.aspenbioinc.com).

This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC. *No representation or guarantee is made on the accuracy or reliability regarding any information available at indicated sources, and such content may be subject to rights (e.g., copyrights, trademarks) according to such sources.

Contacts:
For more information contact:
AspenBio Pharma, Inc.
Richard Donnelly, CEO 303-794-2000, or
Greg Pusey, Chairman 303-722-4008

Investor Relations
Liolios Group, Inc.
Scott Liolios or Ron Both
949-574-3860